Exhibit 10.49

BUY-IN LICENSE AGREEMENT

MASIMO CORPORATION — MASIMO INTERNATIONAL HOLDINGS

THIS BUY-IN LICENSE AGREEMENT (the “Agreement”) is effective as of the date of execution (the “Effective Date”), by and between Masimo Corporation (“Masimo US”), a Delaware corporation having its principal place of business at 40 Parker, Irvine, CA 92618, and Masimo International Holdings (“Masimo Cayman”), a Cayman Islands corporation having its registered office at 75 Fort Street, P.O. Box 1350, Grand Cayman, KY 1-1108 Cayman Islands (collectively, the “Parties” and individually, “Party”).

RECITALS

WHEREAS, the Parties are, or intend to be, engaged in the business of developing, manufacturing and selling Products (as such term is defined below);

WHEREAS, Masimo US wishes to provide Masimo Cayman with certain licenses to the Masimo US Intellectual Property Rights (as such term is defined below) that cover Masimo US Intangibles (as such term is defined below) and certain pre-existing customer contract rights and obligations related to the Products.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

EFFECTIVENESS OF RECITALS/DEFINITIONS

The Recitals set forth above are an integral part of this Agreement and shall have the same contractual and legal significance as any other language in this Agreement. These terms shall have the following meanings in this Agreement:

Section 1.1 “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2 “Confidential Information” shall have the meaning defined for that term in Article 5 (Confidential Information) and shall also include Masimo US Technology.

Section 1.3 “Documentation” means any information, including without limitation, instructions, manuals, work plans, on-line help files or other materials, regarding the development, installation, maintenance, or use of the Products.

Section 1.4 “Fiscal Quarterly Close Date” means the last day of the fiscal quarter as determined in accordance with U.S. generally accepted accounting principles (“US GAAP”) as applied by Masimo US for financial accounting purposes.

Section 1.5 “Fiscal Year” means Masimo US’ fiscal year and “Fiscal Year End” means the last day of the Fiscal Year as determined in accordance with US GAAP as applied by Masimo US for financial accounting purposes.

Section 1.6 “Local Business” means and includes the establishment, marketing, and operation of any business for the purpose of selling Products within a specific country or region.

Section 1.7 “Masimo US Intangibles” means and includes any and all intellectual property or other intangible assets relating to Masimo US Technology, and all Masimo US Marketing Intangibles.

Section 1.8 “Masimo US Intellectual Property Rights” means any and all rights developed or arising before the Effective Date that Masimo US presently owns or has the right to license to Masimo Cayman (by whatever name or term known or designated), including, but not limited to:

(a) rights associated with works of authorship throughout the world, including but not limited to copyrights, moral rights, and mask-works;

(b) trademarks, service marks and trade name rights and similar rights;

(c) trade secret rights;

(d) patents, renewals, extensions, reissues and re-examinations thereof, design rights, and other industrial property rights that have the benefit of a filing date before the Effective Date;

(e) all registrations, patent applications (including continuations, continuations-in- part, and divisions thereof) now or hereafter in force, that have the benefit of a filing date before the Effective Date;

(f) all other intellectual and industrial property rights (of every kind and nature and however designated), including logos, “rental” rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; and

(g) any additional applicable intangible property as defined under U.S. Treasury Regulation Section 1.482-4(b) (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under applicable laws).

Section 1.9 “Masimo US Marketing Intangibles” means and includes any and all trademarks, trade names, copyrighted material, designs, service marks, applications and registrations of any of the foregoing, packaging, marketing strategies, customer lists, and other marketing information that are non-routine in nature, which Masimo US presently owns or has the right to license to Masimo Cayman before the Effective Date.

Section 1.10 “Masimo US Technology” means and includes any and all inventions, updates, adaptations, know-how, mask works, software, technical data, trade secrets, functional or detailed design specifications, algorithms, designs, and enhancements of any of the foregoing whether patentable or unpatentable, registered or unregistered, that Masimo US presently owns or has the right to license to Masimo Cayman before the Effective Date, Masimo US Technology shall not mean or include Masimo US Marketing Intangibles. Masimo US Technology shall be considered Confidential Information.

Section 1.11 “Net Revenues” means the net revenues determined in accordance with US GAAP as applied by Masimo US for financial reporting purposes and shall mean the revenues recognized by or for the account of Masimo Cayman and any Sublicensee (as defined below) from the sale or the license of the Products; provided that Net Revenues shall not include any of the following:

(a) Any government taxes or levies collected from customers with respect to the sale of or the license relating to the Products that are to be paid over to any applicable governmental authority; or

(b) Any amounts associated with the shipment and delivery of the Products, including, without limitation, all freight charges, freight forwarding fees, customs fees and insurance premiums; or

(c) Any allocable amounts that are billed to customers for maintenance or other service of the Products; or

(d) Any portion of the sales or the license revenues of the Products that is refunded by Masimo Cayman or any Sublicensee to a customer; or

(e) Any revenues received from an Affiliate.

Section 1.12 “Products” means sensors, monitors, equipment, devices, cables, circuit boards, machines, software and other similar or related products (including but not limited to upgrades and enhancements) that incorporate, or are made in accordance with Masimo US Intellectual Property Rights, in whole or in part.

Section 1.13 “Sublicensee” means any Affiliate of Masimo Cayman to whom Masimo Cayman sublicenses or transfers any portion of its rights under this Agreement to use the Masimo US Intangibles within one or more countries in the Territory and who agrees in writing to be bound by and comply with all of the terms, conditions and obligations pertaining to “Sublicensees” under this Agreement.

Section 1.14 “Territory” means all countries other than the United States, or as mutually agreed upon from time to time in writing by the Parties, and shall be determined by the shipping destination of Products to customers contained in the customer invoices.

Section 1.15 “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2

GRANTS OF LICENSES

Section 2.1 Licenses. Subject to the terms and conditions of this Agreement, and unless otherwise mutually agreed to by the Parties in writing, Masimo US hereby grants to Masimo Cayman the following licenses (individually, a “License” and collectively, the “Licenses”):

(a) during the term of this Agreement, a non-exclusive, royalty-bearing license under the Masimo US Intellectual Property Rights to make, have made, use, sell, offer to sell, import, perform, display, reproduce, and distribute the Products within the Territory and to make improvements, modifications and/or enhancements to the Masimo US Technology; and

(b) during the term of this Agreement, a non-exclusive, royalty-bearing license to use the Masimo US Marketing Intangibles in the Territory, solely in compliance with any procedures for use of the Masimo US Marketing Intangibles as which may be promulgated from time to time by Masimo US. The License under this Section 2.l(b) will include, without limitation, the right to indicate to the public that Masimo Cayman is an authorized licensee of Masimo US and to advertise Products in the Territory under the Masimo US Marketing Intangibles.

Section 2.2 Sublicenses. Masimo Cayman shall have the right to sublicense the rights granted to Masimo Cayman pursuant to Section 2.1 (Licenses) with the written consent of Masimo US.

Section 2.3 Delivery of Masimo US Technology and Masimo US Marketing Intangibles. Upon the Effective Date, and thereafter if appropriate, Masimo US shall make available to Masimo Cayman such Documentation and other elements of the Masimo US Technology and of the Masimo US Marketing Intangibles, as necessary or appropriate for Masimo Cayman’s operation under the Licenses granted in Section 2.1 (Licenses).

Section 2.4 Foreign Goodwill and Going Concern Value. Masimo US hereby agrees that it is contributing to the capital of Masimo Cayman any and all goodwill and going concern value associated with the development, provision, sale and support of the Products in the Territory, and Masimo US will not receive any compensation for such contribution.

Section 2.5 Pre-existing Customer Contracts. Masimo US hereby agrees to transfer to Masimo Cayman all of its pre-existing customer contract rights and obligations and pending sales orders associated with the sale of Products in the Territory, and Masimo US will receive compensation for such transfer as specified in Section 4.1 (Payment).

ARTICLE 3

RESERVATION OF RIGHTS AND PROTECTION OF INTANGIBLES

Section 3.1 Retention of Legal Title and Ownership. The legal title to, and legal ownership of, the Masimo US Intellectual Property Rights, Masimo US Intangibles, improvements, modifications and enhancements thereto and derivative works thereof, whether made by Masimo US or by Masimo Cayman and/or its Sublicensees (“Rights and Intangibles”), is and shall at all times remain with Masimo US, and Masimo Cayman and/or its Sublicensees shall not at any time during or after the expiration or termination of this Agreement in any way question or dispute the ownership thereof by Masimo US or its licensors. Subject to the Licenses granted to Masimo Cayman or its Sublicensees in this Agreement, Masimo Cayman and/or its Sublicensees hereby irrevocably assigns all its rights, title and interest in and to such Rights and Intangibles to Masimo US and will execute and provide to Masimo US all documents and instruments of conveyance respecting the foregoing Rights and Intangibles as may be appropriate to perfect Masimo US’ legal title thereto and legal ownership thereof. The absence of such documents and instruments of conveyance shall not limit the rights of Masimo US in the foregoing Rights and Intangibles. To the extent any of the rights, title and interest in and to the Rights and Intangibles cannot be assigned by Masimo Cayman and/or its Sublicensees to Masimo US, Masimo Cayman and/or its Sublicensees hereby grants to Masimo US an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) under such non-assignable Rights and Intangibles. To the extent any of such Rights and Intangibles can be neither assigned nor licensed by Masimo Cayman or its Sublicensees to Masimo US, Masimo Cayman and/or its Sublicensees hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable Rights and Intangibles against Masimo US, Masimo US’ Affiliates, Masimo US’ licensees or Masimo US’ successors, or its and their respective customers.

Section 3.2 Reservation of Rights. All Masimo US Intellectual Property Rights and all rights in the Masimo US Intangibles not expressly granted to Masimo Cayman under this Agreement are reserved to Masimo US. The Licenses granted in Section 2.1 (Licenses) are granted solely to Masimo Cayman.

Section 3.3 Trademark and Service Mark Registrations in the Territory. Masimo Cayman and/or its Sublicensees shall advise Masimo US regarding the appropriate registrations or filings appropriate to protect the use of the Masimo US Marketing Intangibles in the Territory. Masimo US may at its sole discretion make, and Masimo Cayman and/or its Sublicensees shall cooperate with Masimo US to make, such registrations or filings with the appropriate authorities, including without limitation trademarks and service marks in the Territory related to the Masimo US Marketing Intangibles and of the Local Businesses. All such registrations or filings shall be and remain the property of Masimo US. Subject to the Licenses granted to Masimo Cayman in this Agreement, Masimo Cayman hereby irrevocably assigns all its rights, title and interest in and to the Masimo US Marketing Intangibles to Masimo US, and will execute and provide to Masimo US, all documents and instruments of conveyance respecting such Masimo US Marketing Intangibles, registrations and filings as may be appropriate to perfect Masimo US’ legal title thereto and legal ownership interest therein. The absence of such documents and instruments of conveyance shall not limit the rights of Masimo US in such Masimo US Marketing Intangibles, registrations or filings. Masimo Cayman shall have an agreement in place with all of its Sublicensees to enable Masimo Cayman to satisfy and fulfill its obligations under this Section 3.3.

Section 3.4 Name Branding; Product Protection. Any promotional materials used or disseminated by Masimo Cayman and/or its Sublicensees relating to the Local Business and/or the Products shall incorporate the appropriate Masimo US Marketing Intangibles. Masimo Cayman and/or its Sublicensees shall use the Masimo US Marketing Intangibles as the sole brand for the Local Business and the Products, and not use any trademark, service mark, trade name, or similar identifiers other than those within the Masimo US Marketing Intangibles in connection with the Local Business and Products. Masimo Cayman and/or its Sublicensees shall fully comply with any procedures for use of the Masimo US Marketing Intangibles which may be promulgated from time to time by Masimo US in relation to Masimo Cayman’s or its Sublicensees’ use of the Masimo US Marketing Intangibles.

Section 3.5 Further Restrictions. Masimo Cayman and/or its Sublicensees agrees to state in appropriate places on all materials using the Masimo US Marketing Intangibles that the Masimo US Marketing Intangibles are trademarks, service marks and/or trade names of Masimo US and to include the appropriate marking symbols. Masimo US grants no rights under this Agreement other than as expressly granted hereunder, whether by implication, estoppel or otherwise. Masimo Cayman and/or its Sublicensees agrees not to take any action inconsistent with the ownership of the Masimo US Marketing Intangibles and further agrees to take, at Masimo US’ reasonable expense and solely under Masimo US’ control, any action, including the conduct of legal proceedings, that Masimo US deems necessary to establish and preserve its rights in the Masimo US Marketing Intangibles. Masimo Cayman and/or its Sublicensees shall not adopt, use or attempt to register any trademarks, service marks or trade names that are confusingly similar to the Masimo US Marketing Intangibles or in such a way as to create combination marks with the Masimo US Marketing Intangibles.

Section 3.6 Quality Control. The nature and quality of all Products sold and all promotional materials provided or used by Masimo Cayman and/or its Sublicensees, including the Masimo US Marketing Intangibles, must conform to any procedures for use of the Masimo US Marketing Intangibles as may be promulgated from time to time by Masimo US. Further, Masimo Cayman and/or its Sublicensees shall use their best efforts to have the highest quality of Products and of such promotional materials at all times, and a quality level that is at least as high as Masimo US’ quality level for its own Products and promotional materials. Masimo Cayman and/or its Sublicensees shall monitor their quality in a manner specified by Masimo US and shall provide quality data and information to Masimo US promptly upon request. If requested to do so by Masimo US, Masimo Cayman and/or its Sublicensees will promptly modify the Products and/or the promotional materials to correct any quality defects. Masimo US may terminate or suspend, in whole or in part, Masimo Cayman’s license to use the Masimo US Marketing Intangibles if, in Masimo US’ sole opinion, Masimo Cayman’s use of the Masimo US Marketing Intangibles does not meet the requirements of this Section 3.6.

Section 3.7 Power of Attorney. Masimo Cayman hereby authorizes Masimo US to make, constitute, and appoint any representative of Masimo US as Masimo US may select, in its sole discretion, as Masimo Cayman’s true and lawful attorney-in-fact, with power to endorse Masimo Cayman’s name on all applications, documents, papers, and instruments necessary or desirable to implement some, all or any of the rights that Masimo Cayman has assigned or agreed to assign to Masimo US under this Agreement, or to take any other action of Masimo Cayman for the benefit of Masimo US under this Agreement. Masimo Cayman hereby ratifies all that such attorney-in-fact shall do or cause to be done by virtue hereof.

ARTICLE 4

ROYALTIES AND OTHER OBLIGATIONS

Section 4.1 Payment. In consideration for the non-exclusive Licenses granted and the contractual rights transferred under this Agreement, Masimo Cayman agrees to pay to Masimo US royalties that produce an arm’s length result (including any adjustment as may be finally determined by a tax authority) in exchange for the rights granted and received under this Agreement (the “Royalty Payments” or “Royalties”). As of the Effective Date, a third party tax valuation of Masimo US’s technology and other intangible assets is in process. Upon completion and finalization of the third party valuation, the Parties agree that the results thereof shall be incorporated herein by reference and shall form an integral part of this Agreement as Exhibit 1.

Section 4.2 Pre-Payment Option. Notwithstanding the foregoing, the Parties agree that Masimo Cayman has the option, without penalty, to pre-pay the Royalties, in whole or in part, during the term of this Agreement. Any prepayment amount shall be nonrefundable and shall reduce the net present value of the total payments due under Section 4.1. Future Royalty Payments shall be reduced accordingly, provided however, that the net present value of the total Royalty Payments due under Section 4.1 will be subject to the periodic adjustment of Royalties, as provided in Section 4.3.

Section 4.3 Periodic Adjustment of Royalties. On a periodic basis, but no less than annually, the Parties shall review the calculation of Royalties under Section 4.1 hereof and shall adjust the Royalties rate as necessary so that the rate will be consistent with an arm’s length rate. Additional payments, a refund, or a credit against the following year’s Royalties may be made in a subsequent year, if necessary, to reflect any such adjustment made to the Royalties rate for any preceding year.

Section 4.4 Quarterly Estimated Payments of Royalties. Beginning with the first quarter commencing after the Effective Date and within forty-five (45) days of the end of each

FISCAL QUARTERLY CLOSE DATE , Masimo Cayman shall pay to Masimo US an estimated Royalty Payment amount based on the Net Revenues during such quarter. All payments here under shall be made in U.S. dollars.

Section 4.5 Withholding Taxes. Masimo Cayman may withhold from the Royalty Payment such taxes as are required to be withheld under applicable law under any jurisdiction. If any tax is withheld by Masimo Cayman, Masimo Cayman shall provide Masimo US with receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. Masimo Cayman agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent that Masimo US is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty. If it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Masimo US shall directly pay such taxes or reimburse Masimo Cayman for any payment of such withholding taxes that Masimo Cayman makes.

ARTICLE 5

CONFIDENTIAL INFORMATION

Section 5.1 Definition of Confidential Information. The Parties acknowledge that, from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) information; (a) which is marked with “confidential” or a similar legend; or (b) which is described orally and designated as confidential; or (c) which would, under the circumstances, be understood by a reasonable person to be confidential; or (d) defined as confidential elsewhere in this Agreement (“Confidential Information”). Upon subsequent disclosure of previously disclosed Confidential Information to the Recipient by the Discloser, the information will remain Confidential Information even if not identified as Confidential Information at the subsequent disclosure.

Section 5.2 Confidentiality Obligations. The Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent, which may be withheld in the Discloser’s sole discretion. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Recipient will immediately give written notice to the Discloser of any unauthorized use or disclosure of the Discloser’s Confidential Information, and the Recipient will assist the Discloser in remedying such unauthorized use or disclosure.

Section 5.3 Compelled Disclosure. In the event that the Recipient or (to the knowledge of the Recipient) any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Discloser’s Confidential Information, the Recipient shall provide the Discloser with prompt written notice of any such request or requirement sufficiently timely to allow the Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 5.4 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:

(a)	was generally available to the public at the time of its disclosure to the Recipient hereunder;

(b)	became generally available to the public after its disclosure other than through an act or omission of the Recipient (or one of its employees, agents or representatives) in breach of this Agreement; or

(c)	was subsequently lawfully and independently disclosed to the Recipient by a person other than the Discloser without an obligation of confidentiality.

In the event that the Recipient intends to disclose to a Third Party any of the Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, the Recipient must first obtain the Discloser’s written permission to do so, which approval will be at the Discloser’s sole discretion.

Section 5.5 Third Party Contracts. Prior to the Recipient’s disclosure of any of the Discloser’s Confidential Information to any Third Party, the Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by the Discloser; the NDA will take precedence over the Third Party agreement.

Section 5.6 Ownership of Materials. The Recipient agrees that all Confidential Information received is and will remain the property of the Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of the Discloser, the Recipient shall immediately discontinue all use of all Confidential Information of the Discloser and shall, at the Discloser’s option, either destroy or return to the Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all on-line electronic copies thereof; provided, however, that the Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 5.8 (Confidentiality Obligations Survival).

Section 5.7 Equitable Remedies. Since unauthorized use or disclosure of a Discloser’s Confidential Information will diminish the value to the Discloser of its proprietary interests in the Confidential Information, if the Recipient breaches any of its obligations under this Article 5, the Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 5.8 Confidentiality Obligations Survival. With respect to each item of Confidential Information transferred under this Agreement, the provisions of this Article 5 shall remain in effect until such time as the Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of the Recipient.

ARTICLE 6

LIMITATION OF LIABILITY

Section 6.1 Limitation on Damages. In no event will Masimo US have any liability for any indirect, incidental, special, exemplary or consequential damages, however caused and on any theory of liability, whether for breach of contract, tort or otherwise, arising out of or related to this Agreement, including but not limited to, loss of anticipated profits, loss of data, or loss of use, even if Masimo US has been advised of the possibility of such damages.

Section 6.2 Disclaimer of Warranties. All Masimo US Intangibles are provided “as is” and without any warranty, express, implied or otherwise, regarding their accuracy or performance, and Masimo US expressly disclaims any warranty of merchantability, fitness for a particular purpose or non-infringement.

Section 6.3 Representation and Warranty. Masimo Cayman represents and warrants to Masimo US that all improvements, modifications and enhancements to the Masimo US Technology or the Masimo US Marketing Intangibles and any derivative works thereof made by Masimo Cayman and/or its Sublicensees under this Agreement or otherwise, to the best of Masimo Cayman’s knowledge, will not infringe any patents, copyrights, mask work rights, trade secret rights, trademark or trade dress rights, or any other proprietary rights (including but not limited to moral rights or rights of privacy or publicity) of any third party, worldwide. If Masimo Cayman incorporates any technology or other intellectual property right owned by a third party into any improvements, modifications and enhancements to the Masimo US Technology or the Masimo US Marketing Intangibles and any derivative works thereof, Masimo Cayman will identify all such third party rights and will obtain an assignment, license or written waiver and agreement from such third party as necessary for Masimo Cayman to comply with its obligations in Section 3.1 above.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with Section 7.2 (Termination for Convenience) or Section 7.3 (Termination for Cause), or as permitted under Section 9.6 (Force Majeure).

Section 7.2 Termination for Convenience. This Agreement may be terminated by either Party, for any reason or no reason, by giving the other Party written notice of the termination thirty (30) days in advance.

Section 7.3 Termination for Cause. This Agreement may be terminated by either Party, if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 7.4 Effect of Termination. Upon any termination of this Agreement under Section 7.2 (Termination for Convenience) or Section 7.3 (Termination for Cause):

(a) All sublicense agreements granted pursuant to this Agreement shall also terminate;

(b) Masimo Cayman and its Sublicensees shall immediately cease to exercise all rights and Licenses granted under this Agreement and any sublicense agreement granted by Masimo Cayman pursuant to Section 2.2 (Sublicenses);

(c) Masimo Cayman and its Sublicensees shall, within thirty (30) days of the date of termination, at the option of Masimo US, comply with the provisions of Section 5.6 (Ownership of Materials), and upon request of Masimo US, furnish Masimo US with a certificate signed by an executive officer verifying that the same has been done;

(d) If Masimo US terminates this Agreement in accordance with Section 7.2 (Termination for Convenience) or Section 7.3 (Termination for Cause), Masimo Cayman shall not be automatically entitled to a refund of any or all of the prepaid lump-sum Royalty Payment of Section 4.2 (Prepaid Royalty) — the Parties may mutually agree to a settlement amount;

(e) If Masimo Cayman terminates this Agreement in accordance with Section 7.2 (Termination for Convenience) or Section 7.3 (Termination for Cause), Masimo Cayman shall only be entitled to damages in respect of such termination and the prepaid lump-sum buy-in Royalty Payment described in Section 4.2 (Prepaid Royalty) will remain non-refundable to Masimo Cayman.

Section 7.5 Survival. In the event of the expiration or termination of this Agreement for any reason whatsoever, Articles 3 (Reservation of Rights and Protection of Intangibles), 6 (Limitation of Liability), and 8 (Enforcement of Agreement), and Sections 5.8 (Confidentiality Obligations Survival), 7.4 (Effect of Termination), 7.5 (Survival), 9.4 (Disclosure in Compliance

with Applicable Laws), and 9.13 (United States Export Controls) of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties and their Affiliates.

ARTICLE 8

ENFORCEMENT OF AGREEMENT

Section 8.1 Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of California without giving effect to the conflicts of laws principles of that state or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in Orange County, California for any matter arising out of or relating to this Agreement. Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of any such courts located in California, personal jurisdiction shall be nonexclusive. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

Section 8.2 Legal Expenses. The prevailing Party in any legal proceeding arising out of or in connection with this Agreement shall be entitled to recover its legal expenses, including court costs and reasonable attorney fees, from the losing Party.

Section 8.3 Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one year after the occurrence of the event giving rise to the cause of action.

Section 8.4 Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result the other Party’s breach or default.

Section 8.5 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

Section 8.6 Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Amendments. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate or desirable to further the purpose hereof, to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 9.2 Assignment. Neither Party may assign this Agreement, its rights or responsibilities hereunder without the other Party’s prior written authorization. Any assignment in derogation of the foregoing shall be void.

Section 9.3 Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, including counterparts transmitted by facsimile or other electronic communication, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 9.4 Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, the Parties may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Further, in the exercise of their respective rights and the performance of their respective obligations under this Agreement, each Party shall comply with all applicable laws, regulations and orders of governments having jurisdiction over the Parties, including but not limited to the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-l et seq. Without limiting the generality of this Section 9.4, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings, and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 9.5 Entire Agreement. This Agreement (including its Exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, except for the Cost Sharing Agreement, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 9.6 Force Majeure. Neither Party will be liable to the other Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided however, that should a force majeure event continue to effect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Section 9.7 Headings. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation.”

Section 9.8 Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 9,9 Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party in writing and delivered by overnight courier, signature of receipt required, and shall be deemed delivered upon written confirmation of delivery by the courier, if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder:

IF TO MASIMO CORPORATION	IF TO MASIMO INTERNATIONAL HOLDINGS
Masimo Corporation 40 Parker Irvine, CA 92618	Masimo International Holdings 75 Fort Street, P.O. Box 1350 Grand Cayman, KY 1-1108 Cayman Islands

Attention: Chairman & CEO	Attention: Director

Section 9.10 Relationship between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

Section 9.11 Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

Section 9.12 Taxes. Each Party hereto shall be responsible for any and all taxes levied on such Party as a result of the performance of each Party’s respective activities under this Agreement.

Section 9.13 United States Export Controls. Without limiting the generality of Section 9.4 (Disclosure in Compliance with Applicable Laws), Masimo Cayman hereby acknowledges and agrees that certain goods, technologies, design plans or other technical information may be subject to export control by the United States Government. Masimo Cayman and its Sublicensees shall strictly comply with all requirements of United States laws and regulations, including the Export Administration Regulations, 15 C.F.R. Parts 730-774, and all licenses and authorizations issued under such laws and regulations, and Masimo Cayman and its Sublicensees shall fully cooperate with Masimo US and its Sublicensees in securing any export license and authorizations required thereby. Each of Masimo Cayman and its Sublicensees agrees that it will not, and will cause its representatives, and customers to agree not to, export, re-export, divert, release, or transfer any such controlled technologies, information, or any direct product thereof, to any prohibited destination, or to any national or resident thereof, except in accordance with all United States export control laws and regulations. Masimo Cayman and its Sublicensees shall make its records available to Masimo US or its designee upon reasonable request to permit Masimo US to confirm Masimo Cayman’s and its Sublicensees’ compliance with their obligations as set forth in this Section 9.13. Masimo Cayman’s and its Sublicensees’ obligations as set forth in this Section 9.13 shall survive expiration or termination of this Agreement for any reason whatsoever.

By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

MASIMO CORPORATION		MASIMO INTERNATIONAL HOLDINGS

By:	/s/ Joe. E. Kiani	By:	/s/ Mark P. de Raad
Name:	Joe. E. Kiani	Name:	Mark P. de Raad
Title:	Chairman and CEO	Title:	Director
Date:	9/29/08	Date:	9/29/08